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                                                                  Exhibit 10.13

October 11, 2004

Dear Seth,

We are pleased to offer you the position of Chief Financial Officer with Diamond of California. In this position you will report to Michael Mendes, President/CEO. The terms and conditions of our offer are as follows:

TOTAL ANNUAL COMPENSATION:

     Annual Base Salary:   $210,000 Base Salary Annualized
                           ($8,076.92 Bi-weekly)

     Incentive Program: You will participate in the Annual Incentive Plan with a seventy percent (70%) maximum bonus potential, (which equates to a 35% target). Twenty-five percent (25%) of the maximum bonus potential is tied to the company's Profit Sharing component. The Profit Sharing component is currently tied to Diamond's performance against the independent walnut field price. Forty-five percent (45%) of the maximum bonus potential is tied to individual contribution. If the participant is not employed for the entire incentive plan year, this non-guaranteed bonus may be prorated for time in service. Our Incentive Plan Year is based on annual goals from August 1st thru July 31st and Profit Share objectives through the fall harvest. You must continue to be an active employee through November 30th for eligibility in both phases of the Incentive Program. This non-guaranteed bonus is usually paid in December of each year and/or in accordance with the plan provisions.

LONG TERM PROFIT SHARING INCENTIVE PROGRAM

As a member of the Executive team, you will be eligible to participate in a long-term profit sharing incentive program. As a part of this program, on an annual basis, you will be eligible to receive an additional 12.5% of your annual base salary if the Company achieves its specified financial performance targets. This long-term incentive plan has a rolling four-year horizon. Therefore, if the company exceeds its financial targets over a four-year period, it is possible to achieve an additional 50% of your annual salary in this long-term incentive program.

PERFORMANCE EVALUATION/SALARY REVIEW: An evaluation of your performance against the Company's expectations, along with financial consideration, will be conducted in accordance with the annual salary plan in August 2005. Time in service will be applicable for pro-ration.

HEALTH & WELFARE BENEFITS:

Eligibility for Diamond's Health & Welfare Benefits commences on the first day of employment. Plan descriptions of these benefits will be provided under separate cover.

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October 11, 2004
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Seth Halio

     Group Medical: You will be eligible for a comprehensive medical program. This will include participation in Diamond's ExecuCare program that will supplement your out-of-pocket costs.

     Group Dental Insurance: A plan is provided and will cover both preventive and comprehensive coverage.

     Group Vision Insurance: A basic vision care plan is provided.

     Group Life Insurance: The Company provides basic life insurance at one (1) times your annualized base salary. We offer the option to purchase additional voluntary life insurance at competitive group rates.

     Long & Short Term Disability: The Company provides both of these plans for you at no cost.

     IRS Section 125: You will be provided the opportunity to participate in three (3) optional plans for - (a) pre-tax employee co-share premiums; (b) tax-free Medical Flexible Spending Account (FSA) up to $2,600 per year; (c) tax-free Dependent Care Flexible Spending Account (FSA) up to $5,000 per year.

THE RETIREMENT PROGRAM:

You will be eligible to participate in this program during the first open enrollment period following your completion of one (1) year of service as a full-time regular employee. These open enrollment periods are: (a) February and August for the Defined Benefit Plan, (b) January and July for the Defined Contribution Plan.

The Retirement Program is a two-part program.

     1.   Company contributed base Pension Plan (Defined Benefit) with a five
          (5) year vesting schedule from date of hire. Upon vesting, your defined benefit plan will be credited with a full five (5) years of eligibility to offset the one (1) year waiting period.

     2.   Savings and Investment Plan/401K.

          a. Company will make a contribution equal to 3% of your annualized base salary on a quarterly basis.

          b.   You will be vested at 100% on your first day of eligibility.

CAR ALLOWANCE: In your role, you will be eligible for a car allowance. Diamond will provide you with an automobile and will pay all expenses related to the automobile (gas, maintenance, etc.)

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October 11, 2004
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Seth Halio

FINANCIAL PLANNING: Diamond provides its senior-level executives with a financial planning service for tax preparation, financial consulting and education, etc. We partner with Ayco, a Goldman Sachs Company.

OTHER BENEFITS EFFECTIVE FROM DATE OF HIRE:

     Holidays: Ten (10) paid holidays per year.

     Paid Time Off (PTO) Annual Accrual:
     Date of Hire - completing 4 yrs.      4.615hrs/payperiod = 3 weeks/year
     5 years - completing 14 yrs.          6.154hrs/payperiod = 4 weeks/year
     15 or more years                      7.692hrs/payperiod = 5 weeks/year

RELOCATION

1. Temporary Living Allowances: Prior to the arrival of your family, Diamond of California agrees to provide temporary living expenses as required for the relocation, up to ninety (90) days. Temporary living expenses will include reasonable meals and lodging.

2. Moving of Household Goods: Diamond of California will pay for the moving of all normal household goods to your new location. This will include packing, moving, insurance, appliance disconnect and connect (if required). Storage will be provided, if necessary, for no more than thirty (30) days. Special arrangements regarding household goods will be made upon request.

3. Relocation of Family to New Location: Diamond of California will pay the cost to bring your family to the new location. This will include the transportation of family vehicles, meals, lodging and miscellaneous expenses up to a maximum of thirty (30) days.

4. Sale of Existing Residence: Diamond of California will reimburse the actual realtor's fee on your present home up to 5% of the selling price. Additionally, the Company will reimburse documented title fees, attorney's fees and termite inspection fees.

5. Purchase of New Residence: Diamond of California will pay the closing costs on your new residence. Closing costs include, but are not limited to, loan origination fee, appraisal fee, attorney's fees, survey costs, recording of deed and mortgage, title search and insurance, etc., but does not include points.

OBLIGATIONS OF EMPLOYEE DURING & AFTER EMPLOYMENT:

Non-competition: So long as you are employed by Diamond of California, you will engage in no other business activities directly or indirectly which may be competitive or which might place you in a competing position to that of Diamond of California or any affiliated or subsidiary company of Diamond of California.

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October 11, 2004
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Seth Halio

Records: All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of Diamond of California or the business of any subsidiary or affiliated companies, which Diamond of California or you shall prepare or use or come into contract with, shall remain the sole property of Diamond of California or the affiliated or subsidiary company, as the case may be, and shall not be removed from the premises without the written consent of Diamond of California, and shall be promptly returned upon termination of employment.

Competitors of Diamond of California: You have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for Diamond of California. Such knowledge and information is the exclusive property of Diamond of California. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to Diamond of California. You therefore agree that you shall not accept employment with, nor provide any form of service for, any company engaged in nut sales, distribution, processing or related businesses either during or after your employment with Diamond of California.

Seth, we believe this outlines the provisions of your at-will employment with Diamond of California. We are looking forward to having the opportunity of developing a meaningful business relationship and working together on the challenges. If you have any questions, please feel free to contact me. Should you accept our offer of employment, please sign, date and return the original copy of this letter to me at Diamond of California. I have included a copy of this letter for your files.

Sincerely,

DIAMOND OF CALIFORNIA
/s/ Michael Mendes

Michael Mendes
Chief Executive Officer

Diamond of California operates under an employment-at-will concept, which means either party may terminate the employment relationship at any time, with or without cause and with or without notice. In addition, no statements made in this offer letter are meant to imply or state a guarantee of continued employment. If any parts of the terms set forth in this letter are determined to be unenforceable, the remaining terms shall not be affected and shall remain fully enforceable.

Acceptance: /s/ Seth Halio              Date: 10/11/04
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                  Seth Halio

AGREED START DATE:  1/7/05
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